EXHIBIT 99.1
PRESS RELEASE

Contact: Raiford Garrabrant
         Director, Investor Relations
         Cree, Inc.
         raiford_garrabrant@cree.com
         (T) 919-313-5397
         (F) 919-313-5615


          CREE ANNOUNCES PLANS TO CLOSE ITS SILICON MICROWAVE BUSINESS
                      TO FOCUS ON WIDE BANDGAP RF PRODUCTS

Durham, NC, June 2, 2005 - Cree, Inc. (Nasdaq: CREE) today announced that it plans to close the silicon radio frequency (RF) and microwave semiconductor business of its wholly owned subsidiary, Cree Microwave, Inc., located in Sunnyvale, California. This business manufactures silicon-based laterally diffused metal oxide semiconductor (LDMOS) and bipolar products. The Company intends to focus on wide bandgap RF and microwave products based on its silicon carbide (SiC) and gallium nitride (GaN) technology. Cree Microwave will accept last time buy orders for its silicon LDMOS products through June 2005 and plans to wind down the operations of this business by December 2005. The decision to discontinue the Sunnyvale operation was based upon management's review of the strategic alternatives and the financial outlook for the business. For the nine months ended March 27, 2005, the Company incurred net operating pre-tax losses of $9.2 million related to this segment of its business, or $0.08 per share, net of tax, assuming the Company's estimated 31.1% tax rate for fiscal 2005.

The Company estimates that it will incur a total of approximately $13 million to $15 million in pre-tax expenses to close the Sunnyvale facility. Of these costs, cash charges will include $1.8 million to $1.9 million for severance and other employee related costs, relocation of production equipment and other expenses to wind down the Sunnyvale operations over the next six months. Other non-cash charges related to the closing of the facility include $6 million to $8 million in impairment charges related to inventory and equipment and approximately $4.7 million for lease obligations. The Company targets that approximately $7 million to $9 million of these charges will be expensed in the fourth quarter of fiscal 2005, while the remaining charges are expected to be recorded in the first and second quarters of fiscal 2006.

The silicon RF business operated at the Sunnyvale facility has been referred to as the Company's Cree Microwave segment for financial reporting purposes.
Although this segment will no longer be used for financial reporting purposes, the Company's wide bandgap RF and microwave products based on SiC and GaN technology will continue to be marketed under the Cree Microwave brand.

The Company also announced that the parallel production of Schottky diode products recently qualified in the Sunnyvale facility will be consolidated in the Durham, North Carolina location in the first half of fiscal 2006.
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About Cree, Inc.

Cree is an advanced semiconductor company that leverages its expertise in SiC and GaN materials technology to produce new and enabling semiconductors. The products include blue, green and near ultraviolet (UV) light emitting diodes
(LEDs), power switching devices, and RF and microwave devices. The Company is currently developing near UV lasers. Targeted applications for these products include solid-state illumination, power switching, wireless infrastructure and optical storage. Cree understands the important convergence of science, technology and creativity, placing high value on ideas, as well as the energy and ability of its people. For more information on Cree, please visit www.cree.com.

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results may differ materially due to a number of factors, including increases in cash expenditures related to the discontinuation of operations in Sunnyvale, California; Cree Microwave's ability to sublease the Sunnyvale facility; the amount of last-time buy orders and the time needed to fulfill such orders for silicon products, the Company's ability to complete the wind-down process by the end of calendar year 2005, general economic conditions and other factors discussed in Cree's filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended June 27, 2004 and subsequent filings.

Cree and the Cree logo are registered trademarks of Cree, Inc.